Exhibit 10.94

John Squires

Time Inc.

1271 Avenue of the Americas

New York, NY 10020

October 5, 2009

Re:	Third Addendum to Private Label Publisher Master Services Agreement Dated June 15, 2007

Dear John:

This letter (“Third Addendum”) amends the above-referenced Private Label Publisher Master Services Agreement dated June 15, 2007 between Time Inc. (“Time”) and Quigo Technologies LLC (formerly Quigo Technologies, Inc.) (“Quigo”) (the “Master Terms”), as amended by the First Addendum dated October 10, 2008 (the “First Addendum”) and the Second Addendum dated April 16, 2009 (the “Second Addendum”). The Master Terms, the First Addendum and the Second Addendum are collectively referred to as the “Agreement”. Capitalized terms unless otherwise defined in this Third Addendum shall have the meanings assigned to them in the Agreement. In the event of any conflict between the Agreement and this Third Addendum, this Third Addendum shall control.

Now, for mutual good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree that, as of October 5, 2009 (the “Third Addendum Effective Date”), the Master Terms and Enrollment Forms are amended with respect to the following Publishers: CNNMoney.com, Sl.com and FanNation.com, People.com, Time.com, lnStyle.com, EW.com, Golf.com, and Southern Progress Digital (Collectively, the “Guarantee Publishers”), as follows:

With respect to each Guarantee Publisher, the Term of its applicable Enrollment Form and the application of the Master Terms (including the payment and make-good provisions of Section 5) shall extend through their respective end dates (the “Original Term”). After the Original Term, the Term of each Guarantee Publisher’s enrollment Form and application of the Master Terms shall further extend through November 30, 2011 (the “Extended Term”), except that during such Extended Term (i) Sections 5.1 through 5.6 of the Master Terms and Sections 3 and 6 of the applicable Enrollment Form shall not apply, and (ii) Quigo shall keep one hundred percent (100%) of the Gross Ad Revenue earned during such Extended Term, and shall have no obligation to pay the Guarantee Publishers any Revenue Share or any Monthly Guaranteed Installments with respect to Gross Ad Revenue earned during such Extended Term.

The parties acknowledge and agree that (i) the provisions of the Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions contemplated hereunder, (ii) neither party has relied on any representation or warranty from the other party in determining to enter into the Agreement, except as expressly set forth in the Agreement, and (iii) neither party has made any representation or warranty, express or implied, as to itself or the accuracy or completeness of any information furnished or made available to the other party, except as expressly set forth in the Agreement.

Confidential

This Third Addendum constitutes the entire understanding of the parties with respect to its subject matter and, except as amended herein, the Agreement shall remain in full force and effect. If the terms of this Third Addendum are acceptable to you, please countersign this copy and return a copy to us.

Sincerely,

Quigo Technologies LLC

By:	/s/ Jeff Levick

Name:	Jeff Levick

Title:	President, AOL Advertising

Time Inc.:

By:	/s/ John Squires

Name:	Time Inc.

Title:	EVP

Confidential